For release: May 3, 2017	Exhibit 99.1

Contact: Brian Dingerdissen

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing & Communications

O: 610.520.6309

SMHajdak@AquaAmerica.com

AQUA AMERICA REPORTS EARNINGS FOR FIRST QUARTER

•	Operating revenue was $187.8 million and regulated segment revenue increased to $186.3 million

•	Reported earnings per share of $0.28

•	Affirms earnings per diluted common share guidance of $1.34 to $1.39 for full year 2017

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the first quarter ended March 31, 2017.

First Quarter Operating Results

Aqua America’s operating revenues were $187.8 million in the quarter. Regulated segment revenues increased to $186.3 million in the first quarter of 2017. Rates, surcharges, regulated customer growth, and other factors increased revenues by approximately $2.1 million in the quarter. Reduced revenue from market-based activities offset the increase by $5.2 million, with lower consumption contributing to the decreased revenue in the quarter.

Operations and maintenance expenses were $69.1 million for the first quarter of 2017, compared to $73.5 million in the first quarter of 2016. Lower employee-related costs, a decrease in expenses tied to market-based activities, and other factors collectively decreased operating expenses by $4.4 million year-over-year for the first quarter.

Net income for the first quarter was $49.1 million compared to $51.7 million in the first quarter of 2016. Earnings per diluted common share were $0.28 for the quarter compared to $0.29 in the first quarter of 2016. Aqua benefited from the sale of a utility system in North Carolina as well as a favorable tax settlement in Ohio during the first quarter of 2016 which impacted the year over year comparison.

“We continue to efficiently operate our utility while steadfastly serving our customers with dependable, high-quality water, and purposefully growing our customer base,” said Aqua America President and CEO Christopher Franklin. “Further, we are comfortable with our full-year guidance and remain excited about growth opportunities in the water and waste water space that will help us welcome more customers and communities to Aqua.”

Capital Expenditures

Through the first quarter of 2017, Aqua invested approximately $95 million to improve its infrastructure systems. The company expects to invest more than $450 million in 2017 and more than $1.2 billion through 2019. Capital investments made in the infrastructure of the communities Aqua serves are paramount to helping the company accomplish its mission of protecting and providing Earth’s most essential resource.

Dividend

Today, Aqua America’s Board of Directors declared a quarterly cash dividend of $0.1913 per share of common stock. This dividend will be payable on June 1, 2017 to shareholders of record on May 17, 2017. Aqua has paid consecutive quarterly cash dividends for 72 years and has increased the dividend 26 times in the last 25 years.

Rate Activity

To date in 2017, the company’s state subsidiaries in Indiana, Illinois, New Jersey, North Carolina and Ohio have received rate awards or infrastructure surcharges totaling $10.7 million. Additionally, the company currently has rate proceedings pending in Illinois and Virginia for $12.2 million. The timing and extent to which these rate increases might be granted can vary by the applicable regulatory agency.

Acquisition Growth in Regulated Operations

Year to date, Aqua has added approximately 262 customer connections through acquisitions in Indiana. Acquisitions and organic growth have increased the company’s customer base by more than 0.2 percent year-to-date in 2017.

“In the first quarter of 2017, we acquired two small investor-owned utilities from our backlog of small private deals. For the balance of 2017, we have four municipal systems under contract, and combined, they represent a purchase price of $113 million and nearly 9,000 customers or 12,000 equivalent dwelling units,” noted Franklin. “We expect to close these deals and onboard these new customers later this year.”

“We are enthusiastic about our acquisition strategy and remain optimistic about providing solutions for both municipal and private water and waste-water systems. We continue to work closely with local and Federal officials to improve infrastructure for current and future generations,” said Franklin.

Financial Information

As of March 31, 2017, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.35 percent and the company had $287 million available on its credit lines.

2017 Guidance

Aqua America continues to affirm guidance for 2017, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.34 to $1.39

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $450 million in infrastructure improvements in 2017 for communities served by Aqua

•	More than $1.2 billion in infrastructure improvements planned through 2019 in existing operations to improve and strengthen systems

•	Aqua Pennsylvania expected to file distribution system improvement charge in 2017 and rate case filing likely in 2018, with resolution expected in 2019

•	Total customer growth of 1.5 to 2 percent

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: May 4, 2017

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 5632698

The company’s conference call with financial analysts will take place on Thursday, May 4, 2017 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 4, 2017 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5632698). International callers can dial +1 719.457.0820 (pass code 5632698).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2017; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the expected increase in customer base for the fiscal years ending in 2017; the company’s expected same-system operations and maintenance expense increase for the fiscal year ending in 2017; the anticipated amount of capital investment from 2017 through 2019; the company’s filing of a Pennsylvania DSIC case in 2017 and a Pennsylvania rate case in 2018; the success of the rate proceedings in Illinois and Virginia; the closing of the four municipally owned systems presently under agreement; and, the volume and pace of opportunities in the water and wastewater field. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania DSIC and rate filings; the company’s ability to successfully complete its Pennsylvania DSIC and rate filings in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2017	2016

Operating revenues	$187,787	$192,607

Operations and maintenance expense	$69,128	$73,541

Regulated segment:
Operating revenues	$186,349	$186,006

Operations and maintenance expense	$67,510	$67,325

Net income	$49,072	$51,737

Basic net income per common share	$0.28	$0.29
Diluted net income per common share	$0.28	$0.29

Basic average common shares outstanding	177,479	177,104
Diluted average common shares outstanding	177,969	177,819

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2017	2016

Net property, plant and equipment	$5,057,826	$5,001,615
Current assets	122,463	128,650
Regulatory assets and other assets	1,055,306	1,028,726

	$6,235,595	$6,158,991

Total equity	$1,867,227	$1,850,068
Long-term debt, excluding current portion, net of debt issuance costs	1,797,511	1,737,605
Current portion of long-term debt and loans payable	147,028	157,206
Other current liabilities	130,572	144,330
Deferred credits and other liabilities	2,293,257	2,269,782

	$6,235,595	$6,158,991

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2017	2016

Operating revenues	$187,787	$192,607

Cost & expenses:
Operations and maintenance	69,128	73,541
Depreciation	33,837	32,145
Amortization	189	450
Taxes other than income taxes	14,737	14,140

Total	117,891	120,276

Operating income	69,896	72,331

Other expense (income):
Interest expense, net	21,326	19,853
Allowance for funds used during construction	(3,193)	(2,308)
Gain on sale of other assets	(269)	(207)
Equity loss in joint venture	30	249

Income before income taxes	52,002	54,744
Provision for income taxes	2,930	3,007

Net income	$49,072	$51,737

Net income per common share:
Basic	$0.28	$0.29
Diluted	$0.28	$0.29

Average common shares outstanding:
Basic	177,479	177,104

Diluted	177,969	177,819